Exhibit 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Home Depot, Inc.:

We acknowledge our awareness of the incorporation by reference of our report dated August 31, 2007, included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the three-month and six-month periods ended July 29, 2007, in the following Registration Statements:

DESCRIPTION	REGISTRATION STATEMENT NUMBER
Form S-3
DepotDirect stock purchase program	333-131799
Debt securities	333-135280

Form S-8
The Home Depot, Inc. Non-U.S. Employee Stock Purchase Plan	033-58807
The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733
The Home Depot Canada Registered Retirement Savings Plan	333-38946
The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-110423
The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62316
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62318
The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-72016
The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan	333-125331
The Home Depot Futurebuilder and The Home Depot Futurebuilder for Puerto Rico	333-125332

Pursuant to Rule 436 under the Securities Act of 1933 (“the Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of that Act.

/s/ KPMG, LLP
Atlanta, Georgia
August 31, 2007